Exhibit 5.1

Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

August 23, 2012

Board of Directors

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, NC 27215

Ladies and Gentlemen:

We are acting as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the “Corporation”), in connection with its registration statement on Form S-3, (File No. 333-178428) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the public offering of certain securities of the Corporation that may be offered and sold from time to time and on a delayed or a continuous bases as set forth in the prospectus dated December 9, 2011 (the “Prospectus”). This opinion letter is delivered in connection with the sale of up to $500 million aggregate principal amount of the Corporation’s 2.20% Senior Notes due 2017 (the “2017 Notes”) and $500 million aggregate principal amount of the Corporation’s 3.75% Senior Notes due 2022 (the “2022 Notes”, and collectively with the 2017 Notes, the “Notes”), pursuant to the terms of the Underwriting Agreement, dated August 20, 2012 by the Corporation, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (for themselves and the other underwriters named therein), and as described in that supplement to the Prospectus dated August 20, 2012 filed with the Securities and Exchange Commission under Rule 424(b)(5) (the “Prospectus Supplement”). The Notes will be issued pursuant to the Indenture dated November 19, 2010 (the “Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by, in the case of the 2017 Notes, the Third Supplemental Indenture, dated August 23, 2012, between the Corporation and the Trustee (the “2017 Supplemental Indenture”), and, in the case of the 2022 Notes, the Fourth Supplemental Indenture, dated August 23, 2012 between the Corporation and the Trustee (the “2022 Supplemental Indenture” and collectively with the 2017 Supplemental Indenture, the “Supplemental Indentures”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic

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Board of Directors	- 2 -
Laboratory Corporation of America Holdings

original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) due execution and delivery of each of the Supplemental Indentures, (ii) due authentication of the Notes by the Trustee, and (ii) due execution and delivery of the Notes by the Company in accordance with the terms of the Indenture and the applicable Supplemental Indenture, the Notes will constitute validly issued and binding obligations of the Corporation.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K of the Corporation to be filed with the Securities and Exchange Commission on the date hereof and thereby incorporated by reference as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP